As Filed with the Securities and Exchange Commission on May 18, 2006
Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DOLLAR FINANCIAL CORP.
(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of	23-2636866
incorporation or organization)	(I.R.S. Employer Identification No.)
1436 Lancaster Avenue, Suite 310
Berwyn, Pennsylvania 19312-1288
(610) 296-3400
(Address of principal executive offices)
DOLLAR FINANCIAL CORP. DEFERRED COMPENSATION PLAN
(Full title of the plan)
Donald F. Gayhardt
President
Dollar Financial Corp.
1436 Lancaster Avenue, Suite 310
Berwyn, Pennsylvania 19312-1288
(Name and address of agent for service)
(610) 296-3400
(Telephone number, including area code, of agent for service)

With a copy to:
Barry M. Abelson, Esquire
Brian M. Katz, Esquire
Pepper Hamilton LLP
3000 Two Logan Square
Eighteenth and Arch Streets
Philadelphia, Pennsylvania 19103-2799
(215) 981-4000
CALCULATION OF REGISTRATION FEE

Proposed
		Proposed	maximum
Title of securities	Amount to be	maximum offering	aggregate	Amount of
to be registered	registered	price per unit(1)	offering price(2)	registration fee
Deferred Compensation Obligations(1)	$5,000,000	100%	$5,000,000	$535.00

(1)	The deferred compensation obligations to which this Registration Statement relates arise under the Dollar Financial Corp. Deferred Compensation Plan (the “Plan”) and are unsecured obligations of Dollar Financial Corp. (the “Registrant”) to pay deferred compensation in the future pursuant to compensation deferral elections made by participants in the Plan in accordance with the terms of the Plan.

(2)	Estimated pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of calculating the registration fee.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
     The documents containing information specified in Part I will be sent or given to participants in the Plan as specified by Rule 428(b)(1) of the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”), but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.
Item 2. Registrant Information and Employee Plan Annual Information.
     The Registrant will furnish, without charge, to each person to whom the prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents incorporated by reference, other than the exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Requests should be directed to:
Dollar Financial Corp.
1436 Lancaster Avenue
Berwyn, Pennsylvania 19312-1288
Attention: Randy Underwood
Telephone Number: (610) 296-3400
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents, which have been filed by the Registrant with the Commission, are incorporated by reference into this Registration Statement:
     (a) The Registrant’s Annual Report on Form 10-K for the year ended June 30, 2005 filed with the Commission on September 22, 2005;
     (b) The Registrant’s Quarterly Report on Form 10-Q for the quarters ended (i) September 30, 2005 filed with the Commission on November 9, 2005, (ii) December 31, 2005 filed with the Commission on February 13, 2006, and (iii) March 31, 2006 filed with the Commission on May 10, 2005; and
     (c) The Registrant’s Current Reports on Form 8-K filed with the Commission on July 7, 2005, July 14, 2005, July 26, 2005, August 25, 2005, August 26, 2005 (2 filings), September 19, 2005, October 31, 2005, November 10, 2005, November 21, 2005, February 1, 2006, March 6, 2006, April 12, 2006 and April 25, 2006.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.
Item 4. Description of Securities.
     The following description of the deferred compensation obligations of the Registrant under the Plan is qualified by reference to the Plan, which is included as an exhibit to this Registration Statement. Capitalized terms used in this Item 4 and not otherwise defined in this Registration Statement shall have the respective meanings attributed to such terms in the Plan.
     The Plan, which was originally adopted by the Registrant effective December 31, 2004, permits Participants to elect to defer certain compensation paid to them by the Registrant. In connection with new requirements imposed on deferred compensation plans by the American Jobs Creation Act of 2004 and the regulations issued thereunder (“AJCA”), the Registrant amended and restated the Plan effective January 1, 2005 to bring the Plan into compliance with the AJCA.
     The deferred compensation obligations incurred by the Registrant under the Plan are unsecured general obligations of the Registrant to pay the compensation deferred in accordance with the terms of the Plan which rank equally with other unsecured and unsubordinated indebtedness of the Registrant, from time to time outstanding, payable from the general assets of the Registrant. Because the Registrant has a subsidiary, the right of the Registrant, and hence the right of creditors of the Registrant (including Participants in the Plan), to participate in a distribution of the assets of any such subsidiary upon its liquidation or reorganization or otherwise, is subject to the prior claims of creditors of the applicable subsidiary, except to the extent that claims of the Registrant itself are recognized as a creditor are recognized.
     Under the Plan, the Registrant provides executives of the Registrant selected by the Board of Directors or its delegate (the “Administrator”) with the opportunity to elect to defer a portion of the compensation to be received from the Registrant. Participants are permitted to defer up to 50% of their compensation that is classified as base salary and up to 100% of their compensation that is classified as bonus (after required payroll withholdings and deductions). Participants are fully and immediately vested in their own deferrals.
     The Registrant may make a contribution on behalf of a Participant for each Plan Year in which the Participant makes a deferral equal to the maximum dollar amount of Registrant contributions that would have been provided to the Participant under the Registrant’s 401(k) Plan (or such other tax-qualified plan designated by the Administrator) had the Participant’s elective deferral been contributed to the 401(k) Plan (or other designated plan) but for any statutory or regulatory limitations on salary reduction, matching contributions to a tax-qualified plan, or on compensation taken into account in calculating employer or employee contributions to such qualified plan (the “Company Contribution”). The Company Contribution for each Plan Year will be reduced by the amount of Registrant contributions actually credited to the Participant under the tax-qualified plan for such Plan Year. The Registrant also has the discretion to make additional Company Contributions to the Plan on behalf of any Participant.
          Participants will vest in any Company Contributions pursuant to the same vesting schedule under the Registrant’s 401(k) Plan (or such other tax-qualified plan designated by the Administrator) applicable to Registrant contributions under such plan. Discretionary Company Contributions will vest in accordance with the terms and conditions specified by the Administrator at the time such contributions are made. If a Participant terminates employment due to retirement, disability, or death, the Participant will be fully vested in any Company Contributions.
          Earnings and losses are credited or debited, as the case may be, to Participants’ Accounts. The rate of return to be credited or debited is based on the investment options designated by the Administrator. Participants may direct the manner in which their deferrals are deemed invested from among these investment options, and may change their investment directions from time to time in accordance with procedures established by the Administrator.
          Under the terms of the Plan, deferrals of compensation are credited to the Retirement Account, the Scheduled Distribution Account, or the Company Contribution Account. A Participant commences receipt of amounts credited to the Retirement Account or Company Contribution Account following Retirement (which is a termination of service after attainment of age 65). Distribution is made in the form of a lump sum, unless the Participant makes a timely election to receive distribution of the Retirement Account in installments over 5, 10, 15 or 20 years. Payments are made or commence on the last day of January of the Plan Year following Retirement. If the Participant terminates prior to Retirement, any election regarding form of payment is void, and payment is made in a lump sum on the last day of January of the Plan Year following termination of employment, subject to any Re-Deferral Election (as defined below).
          A Participant commences receipt of amounts credited to the Scheduled Distribution Account in January of any Plan Year (chosen at enrollment) that is later than the third Plan Year beginning after the deferral election to the Scheduled Distribution Account. Distributions are made in a lump sum or in annual installments that would be payable over a period of up to 4 years. If the Participant terminates employment prior to the elected distribution commencement date, the election regarding time and form of payment is void and payment is made in a lump sum on the last day of January of the Plan Year following termination of employment, subject to any Re-Deferral Election.
          If a Participant becomes Disabled, and his or her employment terminates because of such Disability, distribution of all of his or her Accounts will be made in a lump sum on the last day of January of the Plan Year following termination of employment by reason of Disability, subject to any Re-Deferral Election.
          If a Participant dies prior to the commencement of benefits, payment of all Accounts will be made in a lump sum on the last day of January of the Plan Year following the date that the Participant’s death is substantiated by receipt of documentation by the Administrator.
          Participants may change their elections regarding the time and form of distribution (a “Re-Deferral Election”), provided that any Re-Deferral Election may not accelerate any distribution. A Re-Deferral Election may delay distributions or change the form of payment only if all of the following requirements are met: (i) the Re-Deferral Election does not take effect for at least 12 months; (ii) in the case of payments made on account of termination of employment or a Scheduled Distribution, the Re-Deferral Election delays payment for at least 5 years from the date that original payment would otherwise have been made, absent the Re-Deferral Election; and (iii) in the case of payments made according to a Scheduled Distribution, the new election is not made less than 12 months before the date on which payment would have been made (or, in the case of installment payments, the first installment payment would have been made) absent the Re-Deferral Election.
          Notwithstanding any deferral election in effect, the Administrator reserves the right to cash out the benefit of a Participant who terminates employment, becomes disabled, or dies prior to the date on which an Account is scheduled to be distributed, if the aggregate value of the Participant’s Accounts does not exceed $5,000.
          Certain distributions are permitted in the event of an unforeseeable financial emergency. If there is a Change of Control, the Registrant reserves the right, subject to any limitations imposed by Section 409A of the Code and regulations thereunder, to accelerate distributions under the Plan.
          Whether or not the Registrant is a Participant’s employer, all compensation deferred under the Plan will continue for all purposes to be a part of the general funds of the Registrant and the Participant’s Account will at all times represent a general obligation of the Registrant. Each Participant will be a general creditor of the Registrant with respect to all of the Registrant’s deferred compensation obligations to the Participant under the Plan, and will not have a secured or preferred position with respect to his or her Accounts. Nothing contained in the Plan shall be deemed to create an escrow, trust, custodial account or fiduciary relationship of any kind or to eliminate any priority or preferred position of a Participant in a bankruptcy matter with respect to claims for wages. Under the terms of the Plan, the right of a Participant in or to an account, benefit or payment under the Plan shall not be subject in any manner to attachment or other legal process for the debts of such Participant; and no such account, benefit or payment shall be subject to anticipation, alienation, sale, transfer, assignment or encumbrance. The Registrant, without the consent of Participants, may amend, suspend, discontinue or modify the Plan at any time, except that no such action shall reduce or in any manner adversely affect the rights of any Participant with respect to benefits that are payable or may become payable under the Plan based upon the balance of the Participant’s Accounts as of the effective date of such action. The Registrant reserves the right at any time, or from time to time, to terminate the Plan. The Plan is intended to comply with the requirements of the AJCA and the regulations issued thereunder. Notwithstanding any provision of the Plan to the contrary, the Committee reserves the right to amend the Plan, either retroactively or prospectively, in whatever respect is required to achieve compliance with AJCA. The Registrant will settle a Participant’s Account and discharge all obligations under the Plan in cash.

Item 5. Interests of Named Experts and Counsel.
          Not applicable.
Item 6. Indemnification of Directors and Officers.
          Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation has the power to indemnify its officers, directors, employees and agents (or persons serving in such positions in another entity at the request of the corporation) against expenses, including attorney’s fees, judgments, fines or settlement amounts actually and reasonably incurred by them in connection with the defense of any action by reason of being or having been officers, directors, employees or agents, if such person shall have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation (and, with respect to any criminal action, had no reasonable cause to believe the person’s conduct was unlawful), except that if such action shall be by or in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been judged to have been liable to the corporation unless and to the extent that the Court of Chancery of the State of Delaware, or another court in which the suit was brought, shall determine upon application that, in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity.
          As permitted by Section 102(b)(7) of the DGCL, the Registrant’s certificate of incorporation provides that no director shall be liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director other than (i) for breaches of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the unlawful payment of dividends or unlawful stock purchases or redemptions under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.
          As permitted by Section 145 of the DGCL, Article IX of the Registrant’s amended and restated bylaws provides that the Registrant shall indemnify each person whom is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, by reason of the fact that such person is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director, officer or trustee of another corporation or partnership, joint venture, trust or other enterprise (the “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee, to the fullest extent authorized by the DGCL; provided, however, that the Registrant shall only indemnify an Indemnitee in connection with a proceeding initiated by such Indemnitee, if the Board of Directors of the Registrant authorized such proceeding or the Indemnitee’s right to bring such proceeding is enumerated in Article IX, Section 3 of the Registrant’s amended and restated bylaws.
          The Registrant maintains directors and officers liability insurance for the benefit of its directors and certain of its officers. The Registrant has entered into indemnification agreements with each of its directors and certain of its officers. The indemnification agreements require the Registrant, among other things, to (1) maintain in full force and effect directors’ and officers’ insurance in reasonable amounts from established and reputable insurers, (2) indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors, and (3) advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions.
          The Second Amended and Restated Stockholders Agreement, as amended, between the Registrant and certain investors provides for cross-indemnification in connection with registration of the Registrant’s common stock on behalf of such investors.
Item 7. Exemption From Registration Claimed.
          Not applicable.
Item 8. Exhibits.

4.1	Dollar Financial Corp. Deferred Compensation Plan, as amended

5.1	Opinion of Pepper Hamilton LLP

5.2	Opinion of Pepper Hamilton LLP

23.1	Consent of Ernst & Young LLP

23.2	Consent of Pepper Hamilton LLP (contained in Exhibits 5.1 and 5.2)

24	Powers of Attorney (contained in the signature pages hereto)
Item 9. Undertakings.
     1. The undersigned Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;
               (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase, decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs 1.(1)(i) and 1.(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the Registration Statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
          (i) If the registrant is relying on Rule 430B:
               (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
               (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
          (ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
          (5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
     The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
     (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
     (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
     (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
     (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
     2. The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Berwyn, Pennsylvania, on May 18, 2006.

DOLLAR FINANCIAL CORP.
By:	/s/ Donald F. Gayhardt
Donald F. Gayhardt
President

POWER OF ATTORNEY
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby constitutes and appoints Donald F. Gayhardt and Randy Underwood his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorney-in-fact and agent or his substitutes may do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Jeffrey Weiss Jeffrey Weiss	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	May 18, 2006

/s/ Donald F. Gayhardt Donald F. Gayhardt	President and Director	May 18, 2006

/s/ Jonathan Sokoloff Jonathan Sokoloff	Director	May 18, 2006

/s/ Jonathan Seiffer Jonathan Seiffer	Director	May 18, 2006

Signature	Title	Date
/s/ Michael Solomon Michael Solomon	Director	May 18, 2006

/s/ David Golub David Golub	Director	May 18, 2006

David Jessick	Director

Luke Johnson	Director

EXHIBIT INDEX

Exhibit	Exhibit
Number	Description
4.1	Dollar Financial Corp. Deferred Compensation Plan, as amended

5.1	Opinion of Pepper Hamilton LLP

5.2	Opinion of Pepper Hamilton LLP

23.1	Consent of Ernst & Young LLP

3.2	Consent of Pepper Hamilton LLP (contained in Exhibits 5.1 and 5.2)

24	Powers of Attorney (contained in signature pages hereto)